As filed with the Securities and Exchange Commission on March 4, 1998

                                          Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM S-3

                         Registration Statement Under
                          THE SECURITIES ACT OF 1933

                                RENTECH, INC.
             (Exact name of Registrant as specified in charter)

                Colorado                                       84-0957421
  (State or Other Jurisdiction of                        (I.R.S. Employer
   Incorporation or Organization)                     Identification No.)

  1331 17th Street, Suite 720, Denver, Colorado 80202      (303) 298-8008
  (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices and intended principal place of business)

            Dennis L. Yakobson, President
            1331 17th St. Suite 720
            Denver, Colorado  80202                  (303) 298-8008
            (Name, address and telephone number of agent for service)

             Copy to:  Loren L. Mall, Esq.
                       Brega & Winters P.C.
                       1700 Lincoln Street, Suite 2222
                       Denver, Colorado  80203

  Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement, as the selling shareholders shall determine.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

               CALCULATION OF REGISTRATION FEE

Title of Shares         Amount to be    Proposed Maximum      Proposed Maximum      Amount of
to be Registered        Registered(1)   Offering Price        Aggregate Offering    Registration
                                        per Unit(2)           Price(1)              Fee
----------------        -------------   ----------------      ----------------      ------------

Common Stock             2,044,550      $1.1875               $ 2,427,903.13        $  716.23

Common Stock Under-        575,909      $1.1875               $   683,891.94        $  201.75
lying Stock Purchase
Warrants

Common Stock Under-      1,880,301      $1.1875               $ 2,232,857.44        $  658.69
lying Convertible
Notes

Common Stock Under-      2,666,667      $1.1875               $ 3,166,667.06        $  934.17
lying Series 1998-A
Preferred Stock

Common Stock Under-     10,666,667      $1.1875               $12,666,667.06        $3,736.67
lying Warrants to
Purchase Series
1998-B Preferred
Stock


Total                   17,834,094                            $21,177,986.63        $6,247.51

<F1>        Subject to adjustment pursuant to the anti-dilution provisions of the securities being registered on this Form, as allowed by Rule 416.
<F2>        Based on average of the closing bid and asked prices as quoted on NASDAQ within five days of the respective filing dates, pursuant to Rule 457(c).  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

                                                        PAGE 3
    P   R   O   S   P   E   C   T   U   S


                         Subject to Completion, Dated March 4, 1998


                                  RENTECH, INC.


                 17,834,094 Shares Common Stock ($.01 par value)
    THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
                      SEE RISK FACTORS BEGINNING AT PAGE 8





       This Prospectus relates to the offer and sale by the Selling Shareholders (see "Selling Shareholders" of up to 17,834,094 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock") of Rentech, Inc. ("Rentech" or the "Company") issuable upon
    (i) conversion of convertible promissory notes of the Company (the "Convertible Notes") into up to 1,880,301 shares of Common Stock;
    (ii) exercise of warrants to purchase up to 575,909 shares of Common Stock (the "Warrants"); (iii) conversion of $2,000,000 aggregate principal amount of the Company's Series 1998-A Preferred Stock convertible into Common Stock ("Series A Preferred Stock"); (iv) exercise of warrants to purchase up to $8,000,000 aggregate principal amount of the Company's Series 1998-B Preferred Stock convertible into Common Stock ("Series B Preferred Stock"); (v) together with 2,044,550 shares of Common Stock previously issued to Selling Shareholders.

       The number of Shares to be offered by those Selling Shareholders who own Series 1998-A Preferred Stock and warrants to purchase Series 1998-B Preferred Stock depends upon the price at which the preferred stock is converted into Common Stock. See "SUMMARY-Recent Developments." For purposes of determining the number of Shares to be offered by such Selling Shareholders, the number of Shares calculated to be issuable upon conversion of the preferred stock is based on a low conversion price. That conversion price, which is used merely for the purposes of setting forth a number for this Prospectus, is 75% of the average closing bid price for the Common Stock over the five consecutive trading days preceding the first sale of preferred stock on January 26, 1998. That average price was $1.00. The conversion price used for this Prospectus is therefore $.75. The number of Shares of Common Stock issuable upon conversion of the preferred stock is subject to adjustment depending on the market price on the date of conversion and could be materially less or more than the number estimated in this Prospectus. The exact number depends on future events that cannot be predicted by the Company. The unknown factors include the amount of the preferred stock that is converted and the future market price of the Common Stock, and whether dividends on the preferred stock are paid in Shares of Common Stock or cash.

       The Selling Shareholders are identified in this Prospectus under the heading "Selling Shareholders." The Shares may be offered by Selling Shareholders, their pledgees, donees, transferees or other successors in interest from time to time: (i) in transactions in the over-the-counter market, on the automated inter-dealer system on which shares of Common Stock of the Company are then listed, in negotiated transactions, or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution." Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has received net proceeds in the amount of approximately $2,220,000 from the purchase price paid for the issued Shares, Convertible Notes
    Series 1998-A Preferred Stock and the warrants to purchase Series 1998-B Preferred Stock. The Company will receive the purchase price paid upon exercise of the Warrants and conversion of Series 1998-A and 1998-B Preferred Stock. See "USE OF PROCEEDS."

         The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock of the Company is listed and traded on NASDAQ on the SmallCap Market under the symbol "RNTK." On February 27, 1998, the closing sale price of the Common Stock, as reported by the NASDAQ SmallCap Market, was $1.1875 per share.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.













              The date of this Prospectus is                , 1998
                                             ---------------

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in Denver (Suite 4800, 1801 California Street, Denver, Colorado 80202), New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

                  Rentech, Inc.
                  1331 17th Street, Suite 720
                  Denver, Colorado 80202
                  Telephone number:  (303) 298-8008
                  Attention:  James P. Samuels, Chief Financial Officer

         The following documents filed with the Commission by the Company (File Number 0-19260) are hereby incorporated by reference into this
    Prospectus:

         (i) The Company's Annual Report on Form 10-KSB dated December 29, 1997 for the 12-month period ended September 30, 1997, as amended by its Form 10-KSB/A dated January 15, 1998.

         (ii) The Company's Quarterly Report on Form 10-QSB dated February 13, 1998 for the quarter ended December 31, 1997.

         (iii)  The Company's Current Report on Form 8-K dated March 2,
    1998.

         All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained herein and in the consolidated financial statements, including the notes thereto, incorporated by reference into this Prospectus. The documents incorporated in this Prospectus contain forward looking statements, which are inherently uncertain. Actual results may differ from those discussed in such forward looking statements for the reasons, among others, discussed in "RISK FACTORS."


                                       SUMMARY

    The Company

         Rentech, Inc. ("Rentech" or the "Company") was organized as a Colorado corporation in 1981 to develop and exploit processes for the conversion of natural gas and other low-value carbon-bearing gases and solids into valuable liquid hydrocarbons, including premium diesel fuel, naphthas and waxes. The gas-to-liquids technology developed by the Company ("Rentech Process Technology" or "Technology") is protected by a series of patents issued by the U.S. Patent Office. The ability of the Technology to convert carbon-bearing gases into valuable liquid hydrocarbons has been validated in two pilot plants operated periodically between 1982 and 1989, in a 235 barrel per day commercial scale facility in 1992 and 1993, and in a third pilot plant presently being operated in Rentech's test facility at Pueblo, Colorado. Rentech's gas-to-liquids Technology has been licensed for use in India in a 360 barrel per day plant that the licensee is now beginning to construct.

         During March 1997, the Company entered into the business of manufacturing and selling water-based stains, sealers and coatings by purchasing the assets of Okon, Inc. ("Okon"). The Company is continuing and expanding the 20-year old business of Okon as a wholly-owned subsidiary. Okon sells environmentally clean, water repellant sealers, coatings and stains for wood, concrete and masonry. The customers are the construction industry and architects. Okon presently provides Rentech's primary source of revenues.

         During July 1997, Rentech and ITN Energy Systems, Inc., a privately-owned Colorado corporation formed a Colorado limited liability company called ITN/ES LLC. On February 20, 1998 the Company contributed capital to ITN/ES LLC, consisting of $200,000 in cash and 1,200,000 shares of the Company's Common Stock for its 10% interest in ITN/ES LLC. ITN/ES LLC is entering into a new business called ITN Electronic Substrates LLC. Rentech owns 50% of ITN Electronic Substrates LLC. ITN Electronic Substrates LLC intends to engage in the manufacture and sale of several types of flexible thin-film on which it has electronically deposited metals with unique properties, such as copper and molybdenum, that provide conductive paths to which computer chips may be attached. The new business intends to begin its first activities and begin production in 1998. The customers are expected to be contract manufacturers in the computer, aerospace and medical instrument industries, as well as large end-users which use the substrates to manufacture their own products.

         The Company's long-term plan is to diversify into three industry groups centered around its three present lines of business. Rentech plans to continue licensing its gas-to-liquids Technology in a petrochemical group, to establish an environmental and industrial products group that includes products such as the stains, sealers, repellants and other coatings produced by Okon, and to develop an advanced technology group with such technologies as the new business of ITN Electronic Substrates LLC.

         The Company is continuing its original business of licensing its gas-to-liquids Technology, including sale of its proprietary catalyst used in the conversion process. Licenses are granted in exchange for license fees and ongoing royalties on the production of liquid hydrocarbons from conversion plants that use the Technology and are constructed and owned by licensees. Rentech has licensed its Technology for use in India for a plant now under construction by its Indian licensee at Arunachal Pradesh, India. Rentech is providing its Indian licensee engineering design and technical services under contract, and will provide such services to subsequent licensees for their use in constructing their plants, together with engineering services and startup operational support services on a fee basis for licensed plants. In addition, Rentech may reserve the right to contract for the engineering and supply the synthesis gas conversion reactor modules that are essential to use of its Technology in conversion plants. Rentech is not now receiving significant revenues from its gas-to-liquids Technology.

         The Rentech Technology uses as feedstock natural gas from gas wells that are not producing or that flare gas, or synthesis gas, a mixture of hydrogen and carbon monoxide gases, produced by gasification of coal and other carbonaceous materials. These sources of fuel are in abundant supply worldwide. A potential feedstock of growing importance is the heavy, high sulphur fuels at refineries commonly known as refinery bottoms. Other sources of feedstock include methane, a gas collected from coal beds, as well as industrial off gases. The Technology can provide a means of utilizing gas resources that are currently unmarketable due to their remote locations or because of the presence of diluents such as carbon dioxide or nitrogen.

         The diesel fuel produced by using the Technology has been tested to have a sulphur content below detectable limits and to have improved combustion characteristics when compared to commercial No. 2 diesel fuel. These qualities make it less polluting than presently available diesel fuel, and, unlike alternative fuels such as methanol or compressed natural gas, does not require any engine or vehicle modifications for use. Based upon prices of crude oil at about $16 per barrel, and commercial No. 2 diesel fuel at approximately $.50 per gallon, management believes the diesel fuel can be produced and sold at competitive prices and, particularly in view of the requirements of the federal Clean Air Act, may be saleable at premium prices. The Technology has the potential of reducing, in this and other countries, dependency upon imports of crude oil and petroleum products by converting the large fields of shut-in natural gas reserves in this country into liquids that can be inexpensively trucked to users.

         The executive offices of the Company are located at 1331 17th Street, Suite 720, Denver, Colorado 80202, telephone (303) 298-8008, fax (303) 298-8010.

    Recent Developments

         On January 26, and on February 9, 1998, the Company sold a total of 200,000 shares of its Series 1998-A Preferred Stock at $10 per share in a private placement to certain persons included among the Selling Shareholders. The Series 1998-A Preferred Stock may be converted by the holders into Common Stock at $1.00 per share of Common Stock as to 120,000 shares of the preferred stock and at $1.03125 per share of Common Stock as to 80,000 shares of the preferred stock, or, if lower, 82.5% of the average closing bid of the Common Stock over the five consecutive trading days following the date of conversion. 120,000 shares of the Series 1998-A Preferred Stock is convertible starting May 26, and the remaining 80,000 shares are convertible starting June 9, 1998.

         The holders of the Series 1998-A Preferred Stock acquired, without additional cost, warrants for the purchase of the Company's Series 1998-B Preferred Stock at $10 per share. The warrants provide for the warrant holders, during the 18 months after the purchase of the Series 1998-A Preferred Stock, to purchase and the Company to sell 200,000 shares of the Series 1998-B Preferred Stock, and at the Company's option, up to a maximum of 800,000 shares of the Series
    1998-B Preferred Stock at $10 per share.   The obligations of the
    Company to sell and the warrant holders to purchase are subject to certain objective criteria, primarily the trading volume and market price of the Common Stock. Shares of the Series 1998-B Preferred Stock are convertible into shares of Common Stock at 82.5% of the average closing bid of the Common Stock for the five trading days preceding conversion of the preferred stock into Common Stock.

       Both the Series 1998-A Preferred Shares and the 1998-B Preferred Shares accrue dividends at 9% per annum. The dividends may, at the election of the Company, be paid in cash or shares of Common Stock at its market price at the time of payment. The holders of the preferred shares are entitled, in the event of liquidation, dissolution or winding up of the Company, to receive the $10 par value plus accumulated but unpaid dividends on the preferred shares before distributions are made to holders of Common Stock.

       The Shares offered hereby by the Selling Shareholders include a maximum of 13,333,334 Shares of Common Stock issuable upon conversion of the Series 1998-A Preferred Stock and the Series 1998-B Preferred Stock. For purposes of determining the number of Shares to be offered by the Selling Shareholders who hold the preferred shares, the number of Shares calculated to be issuable upon conversion of the preferred stock is based on a low conversion price. That conversion price, which is used merely for the purposes of setting forth a number for this Prospectus, is 75% of the average closing bid price of the Common Stock over the five consecutive trading days preceding the first sale of preferred stock on January 26, 1998. That average price was $1.00.
    The conversion price used for this Prospectus is therefore $.75. The number of Shares of Common Stock issuable upon conversion of the preferred stock is subject to adjustment depending on the market price on the date of conversion and could be materially less or more than the number estimated in this Prospectus. The exact number depends on future events that cannot be predicted by the Company. The unknown factors include the amount of the preferred stock that is converted and the future market price of the Common Stock, and whether dividends on the preferred stock are paid in Shares of Common Stock or cash.

                                   RISK FACTORS

         This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. The words "expect," estimate," "anticipate," "predict," "believe," and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this filing and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things (a) trends affecting the financial condition or results of operations of the Company, and (b) the business and growth strategies of the Company. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in this Prospectus, for the reasons, among others, set forth in the following:

         1. Lack of Profitable Operations. From inception on December 18, 1981, through September 30, 1997, the Company has sustained losses aggregating $9,735,824. For the year ended September 30, 1997 and the nine month period ended September 30, 1996, the Company had net losses of $1,375,686 and $392,478, respectively. For the three months ended December 31, 1997 and 1996, the Company recorded losses of $503,020 and $257,540, respectively. The increase of approximately 350% in loss for the twelve month period in 1997 compared to the nine month period in 1996 is due to a decrease in contract revenues and license fees of $295,176, increase in interest expense of approximately $289,000 from the addition of $1,250,500 in debt and extraordinary gain in 1996 of $200,434. Increases in 1997 costs over 1996 are attributable in general to the longer fiscal period in 1997 and in particular to public relations costs and approximately $100,000 in hiring costs of a chief financial officer. Profit contributed by Okon from its acquisition in March 1997 partially offset the increases in costs due to the longer fiscal period. The losses since inception raise substantial doubt about the ability of the Company to continue as a going concern, as stated in the report of independent certified public accountants contained in the September 30, 1997 audited financial statements.
    There are no assurances that the Company will complete acquisitions of revenue producing businesses or that the Company's licensees will complete construction of plants using the Technology, or that any gas-to-liquids conversion plants that are completed will be operated profitably or provide engineering design fees, license fees or royalties for the Company.

         2. Economic Feasibility of Gas-to-Liquids Technology Not Assured. Whether any full-scale conversion plant using the Technology can be profitably operated depends upon the availability of low-cost feedstock and the economic feasibility or efficiency of the Technology, as well as a ready market for the end products (primarily premium diesel fuel, naphthas and waxes) at reasonable prices. The diesel fuel produced by the Technology has not been subjected to long-term engine tests to determine if there are any adverse effects. No in-depth cost or price studies have been prepared by independent third parties for the Company. Any significant decrease in prices of crude oil below approximately $16 or of commercial No. 2 diesel fuel below approximately $.50 per gallon could have a material adverse effect upon the economic potential of the Technology.

         3. Dependence upon Management. At this stage of the Company's development, economic success of the gas-to-liquids Technology depends upon design of gas conversion plants and their startup to achieve optimal process plant operations, and establishment of the Company's advanced technology business. Both require knowledge, skills, and relationships unique to the Company's technical personnel. Moreover, to successfully compete with its gas conversion Technology and advanced technology, the Company will be required to engage in continuous research and development regarding processes, products, markets and costs. Loss of the services of the executive officers of the Company, particularly Drs. Charles B. Benham or Mark S. Bohn due to their technical expertise and knowledge related to the gas conversion Technology, could be expected to have a material adverse effect upon the Company. The Company's employment contract with Dr. Benham, expires on March 31, 1999. It has no employment contract with Dr. Bohn who works for the Company on a part-time basis as needed.

         4. New Business Risks Associated With Entry into Advanced Technology Business. The likelihood of success of the Company's entry into the advanced technology business of producing and selling flexible thin-film substrates by electronic deposition through ITN Electronic Substrates LLC, and the Company's proposed entry, through ITN/ES LLC and other entities, into other new businesses involving advanced technology, must be considered in view of the problems, expenses, difficulties, complications and delays frequently encountered with starting up a new business, including the development of new technology and the marketing of new products. The Company has no history of operations in these lines of business upon which to evaluate its prospects for future operating or financial success.

         5. Risk of Technological and Regulatory Change and Requirement for New Products. The market for advanced technology products is characterized by rapidly changing technology, new legislation and regulations, and evolving industry standards. The introduction of products embodying new technology, the adoption of new legislation or regulations, or the emergence of new industry standards could render the Company's products and future products, if any, obsolete and unmarketable. The success and growth of the Company will depend, in part, upon its ability to anticipate changes in technology, market needs, law, regulations, and industry standards, and to successfully develop and introduce new and enhanced products on a timely basis. The Company will need to devote a substantial amount of its efforts to research and development as well as to sales and marketing.

         6. Effect of Competition. The products of the gas-to-liquids Technology will compete with other petroleum products, including products produced by similar methods. To a great extent, competition in this business will be based upon price, although compliance with environmental laws may create demand for the Company's low aromatic, sulphur-free diesel fuel even at premium prices. Others have and are actively seeking to develop technology that will enable results similar to the Company's processes for conversion of gas-to-liquid hydrocarbons. The most likely competition will come from major corporations in the oil and gas and synthetic fuel industries that have vastly greater technical and financial resources than the Company. The stains, sealers and coatings industry is highly competitive and has historically been subject to intense price competition. It is estimated that there are approximately 800 coatings manufacturers in the United States, many of which are small companies that provide intense competition within regional and local markets, especially with respect to lower price coatings and custom made specialty items required on a short-term delivery basis. The Company's primary competition is approximately one dozen other manufacturers, of which at least five are large, better capitalized, and have more extensive distribution networks. Other manufacturers are large diversified corporations, the assets of which are vastly greater than those of the Company, which compete on a nationwide basis. The Company's overall position in the coatings industry, as one of the smallest manufacturers, is minor. The advanced technology industry producing thin-film substrates by electronic deposition is highly competitive. Competitors include at least a dozen United States and international competitors, many of which are large diversified businesses, and the assets of which are greatly superior to those of the Company. Competition for the advanced technology products is based upon price, quality, and quantity of the products, as well as reputation, none of which have been established by the Company because it is only now entering into this business.

         7. Need for Inexpensive Feedstock to Produce Gas-to-Liquids Products that Are Competitively Priced. Successful exploitation of the Company's gas-to-liquids Technology depends upon the availability of substantial quantities of carbon-bearing, low-cost feedstock for plants that use the Technology. Management believes such feedstock gas will be readily available from sources such as natural gas wells that are not producing gas because of remote locations, and from other sources such as synthesis gas produced by gasification of coal and refinery bottoms, as well as industrial off gases. However, in the event low-cost gas cannot be obtained, then plants using the Technology may not be able to produce products for sale at competitive prices. Although the cost of diesel fuel produced at the plants may require that it be sold at prices somewhat higher than competing diesel fuels, management expects that many users, particularly those subject to the increasingly strict mandates of the Clean Air Act, will pay a premium. If prices for crude oil are in the range of $16 per barrel and diesel fuel at approximately $.50 per gallon or higher, management believes that the diesel fuel produced using the Technology can be priced competitively, but no such assurance can be given. Also, should oil or commercial No. 2 diesel fuel prices both decrease significantly, any market for the Company's diesel fuel that may hereafter exist could be adversely affected.

         8. Lack of Adequate Capital to Exploit the Gas-to-Liquids Technology. The capital cost of gas conversion plants and natural gas fields or other sources of feedstock that use the Company's Technology requires more capital than is available to the Company or to many of its potential licensees. While the Company does not presently plan to build its own plants for use of the Technology, and expects its licensees to acquire feedstock and build and own plants for which they are licensed by the Company, many potential licensees are unable to finance the construction costs and acquire feedstock, or to do so readily. These limitations have slowed and will continue to delay use of the Technology and resulting revenues to the Company from use of the Technology unless the Company is able to join with other better capitalized companies to commercially exploit the Technology. There are no assurances that such joint arrangements will be available or acceptable to the Company.

         9. Lack of End Product Purchase Contracts. The Company has previously contacted various potential purchasers of the products of the gas-to-liquids Technology, primarily users of diesel fuel, and potential purchasers of the thin-film substrates, but has no contracts for purchase of such end products. The Company's gas-to-liquids licensees are responsible for marketing products from gas conversion plants constructed by them. Because the diesel fuel produced is relatively non-polluting, it is believed that metropolitan transportation districts and other users of fuel in urban areas having air pollution problems may be interested in purchasing such fuel, possibly at a premium over the price of commercial diesel fuel. However, no such assurance can be given.

         10. Risk of Expatriation Laws. In its offshore operations involving the gas-to-liquids Technology, the Company expects it will usually be paid design contract fees, license fees, royalties and other compensation denominated in the currency of the subject country. The Company will thus be subject to the risk of fluctuation of currency exchange rates. Whenever possible, however, management intends to negotiate payment in U.S. dollars. In addition, some countries have laws that may adversely affect the ability of the Company to remove funds from that country, may impose taxes upon such removal, or limit the amount of the payments that a licensee can make to the Company.

         11. Uninsured Losses Related to the Gas-to-Liquids Technology. Certain types of losses (generally losses of a catastrophic nature such as damage to a gas conversion plant in which the Company may hold an interest caused by fire, explosion, war, earthquakes and floods) are either uninsurable or not economically insurable. Should an uninsured or partially insured loss occur, the Company could suffer a loss of invested capital and any profits that might otherwise have been anticipated.

         12. Limitation on Protection of Intellectual Property. The Company relies on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect its intellectual property rights in its lines of business. There are no assurances that these rights or any additional patents will be adequate to protect the Company's interest in present and any future intellectual property. Patents and copyrights may be contested by competitors and held invalid or not effective to preclude others from using similar concepts and functionally similar processes. The protection afforded to intellectual property by other nations is generally not as effective as that provided within the United States.

         13. No Expectation of Dividends. No dividends have been paid on the Company's Common Stock since inception, and it is highly unlikely that any dividends will be paid in the near term due to existing capital needs. However, if the business plan is successful, the Company may generate substantial revenue from its lines of business, which, barring unanticipated capital commitments, is expected to allow payment of dividends. No assurance can be given, however, that the Company will ever pay, or be in a position to pay dividends.

         14. Potential Dilution Due to Exercise of Stock Options and Warrants and Additional Private Offerings. The Company has committed to issue a substantial number of shares of Common Stock upon exercise of presently outstanding stock options, warrants and preferred stock. The Company may issue additional shares of its Common Stock or warrants for the purchase of Common Stock to raise operating capital or acquire other businesses or assets. Issuance of additional shares of Common Stock will reduce the percentage ownership interest in the Company represented by shares of Common Stock acquired by purchasers and may dilute the value of their interest in the Company.

         15. Potential Dilution of Shareholder Rights by Issuance of Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $10 per share and has entered into arrangements for issuing up to all of the preferred stock. See "RECENT DEVELOPMENTS." Preferred stock can be issued in one or more series, the terms of which are determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends and, upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. Conversion of the preferred stock or issuance of preferred stock in the future could affect the rights of the holders of Common Stock and therefore reduce the value of the Common Stock. Rights could also be granted to holders of preferred stock issued after this date that could reduce the attractiveness of the Company as a potential takeover target. See "DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK."

         16. Deterrence of Tender Offers by Fair Price Provisions. The Company's Articles of Incorporation include provisions designed to assure shareholders, to the extent possible, that any hostile takeover attempt or merger of the Company with a significant shareholder or its affiliate will result in shareholders receiving a fair value for their securities. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of the capital stock of the Company; and a requirement that the holders of not less than 66-2/3% of the voting power of the outstanding capital stock of the Company approve certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. These provisions could deter a hostile tender offer by a third party for the purchase of some or all of the Company's outstanding securities and could have the effect of entrenching management. See "DESCRIPTION OF COMMON STOCK AND PREFERRED
    STOCK."

         17. Volatility of Stock Prices; Penny Stock Rules. The over-the-counter markets for securities such as the Company's Common Stock historically have experienced extreme price and volume fluctuations. These broad market fluctuations, variations in the Company's results of operations, and other economic and industry trends may adversely affect the market price of the Company's Common Stock. Although the Common Stock is listed for quotation on the NASDAQ SmallCap Market, there are no assurances that the Common Stock will meet the minimum bid price of $1 or other listing requirements. Accordingly, there can be no assurance that the Common Stock will remain eligible for quotation on NASDAQ. In the event of ineligibility and delisting, the Common Stock would become subject to rules of the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." The penny stock rules may make many brokers unwilling to engage in transactions in the Company's Common Stock because of the added burdens imposed on the broker by those rules to make disclosures and to determine and establish the suitability of each prospective purchaser of the Common Stock. The penny stock rules may make it more difficult for purchasers of Common Stock in this offering to dispose of their securities and could adversely affect the market price of the Common Stock.

                               USE OF PROCEEDS

         The Shares are being offered for the account of Selling
    Shareholders, and the Company will not receive any proceeds from the sale of Shares by them.

        The Company has applied the net proceeds of approximately $481,554 that it received from the sale of the Common Stock associated with the Convertible Notes to redemption of its preferred shares issued in 1997. The Company anticipates applying the net proceeds of approximately $1,765,000 that it received from the sale of the Series 1998-A Preferred Shares as follows:


  Purpose                                          Proceeds
  -------                                          --------
  Expansion of gas-to-liquids business             $   465,000
  Consulting fees and expenses                         400,000
  Contribution for 10% of ITN/ES LLC                   200,000
  Working capital of ITN/ES LLC                        100,000
  Working capital of ITN Electronic Substrates LLC     300,000
  Payment of long-term promissory notes of Okon        300,000
                                                    ----------
              Total                                 $1,765,000

         If all of the Warrants are exercised and all the warrants to purchase Series 1998-B Preferred Shares are exercised, of which there is no assurance, the Company would receive approximately $7,400,000 as the net proceeds. The Company anticipates that such net proceeds would be applied for the following purposes and in the following amounts:

  Purpose                                           Proceeds
  -------                                           --------
  Expansion of gas-to-liquids business              $1,400,000
  Acquisition of additional interests
    in ITN/ES LLC                                    3,000,000
  Additional working capital for ITN
    Electronic Substrates LLC                        3,000,000
                                                    ----------
       Total                                        $7,400,000


         The foregoing information as to the use of the net offering proceeds represents management's best estimate based upon current conditions as to how the net proceeds would be used. The Company reserves the right to revise the application of the net proceeds. Any amounts not used for these purposes will be used for working capital and general corporate purposes.

                               SELLING SHAREHOLDERS

         A total of 15,789,544 of the Shares registered pursuant to this Registration Statement underlie the Convertible Notes, Warrants, Series 1998-A Preferred Stock and warrants to purchase the Series
  1998-B Preferred Stock, all of which are issued and outstanding. The remaining 2,044,550 Shares are issued and outstanding. The Convertible Notes, Warrants, Series 1998-A Preferred Stock, Warrants to purchase Series 1998-B Preferred Stock, and 2,044,550 Shares were issued by the Company in transactions that the Company reasonably believes to be exempt from the registration requirements of the Securities Act of 1933, as amended, to persons reasonably believed by the Company to be "accredited investors" (as defined in Rule 501(a) of the Securities Act of 1933, as amended).

         The Convertible Notes and the Warrants for the purchase of 175,909 Shares are presently subject to conversion and if not converted by April 20, 1998, and if the average closing bid price for the 5 trading days preceding that date is $.50 or more, will be converted then at $.33 per share. If these conditions do not occur, the Convertible Notes will be converted, no later than October 9, 1998, into Shares of Common Stock at the lower of 70% of the average closing bid price of the Common Stock for the 5 trading days immediately preceding the conversion date or $.33 per share.

         Of the Warrants, those for the purchase of up to 200,000 shares of Common Stock may be exercised until March 7, 1999 at $.25 per share. The remaining Warrants for the purchase of up to 200,000 shares of Common Stock may be exercised starting 120 days after issuance, or May 26 and June 9, 1998, and ending February 9, 2003. The exercise price of the latter Warrants is $1.00.

         The Series 1998-A Preferred Stock may be converted into Common Stock starting May 26 and June 9, 1998 as to 120,000 and 80,000 Shares, respectively. The conversion price is $1.00 and $1.03125 for 120,000 and 80,000 shares, respectively, of the preferred stock, or 82.5% of the average closing bid price of the Common Stock over the five consecutive trading days preceding the date of conversion, whichever is lower.

         The warrants for purchase of the Series 1998-B Preferred Stock may be exercised until July 26 and August 9, 1999. The conversion price is 82.5% of the average closing bid price of the Common Stock over the five consecutive trading days preceding the date of conversion.

     The shares of Common Stock owned by the Selling Shareholders and the shares of Common Stock (the "Shares") underlying the Convertible Notes, stock purchase warrants and preferred shares held by them are being offered by the Selling Shareholders identified in the following table.

                                                                       Number of Shares
                                                         Number of     to be Beneficially Owned
Name of                        Number of Shares        Shares That   On Completion of the Offering
Selling                        Beneficially Owned      May Be                              % of
Shareholder                    Record      Indirect    Offered(1)    Record    Indirect    Class
-----------------              ------      --------    ----------    ------    --------    -----

Marte W. Anderson & Shireen          ---     5,333,334     666,667         ---        ---       0
  Anderson
The Augustine Fund, L.P.             ---     6,666,667   6,666,667         ---        ---       0
William K. Beaucamp and
  Timothy A. Beaucamp                ---        40,303      40,303         ---        ---       0
Charles C. Bruner                    ---        41,000      41,000         ---        ---       0
Steven F Burns and
  Maureen E. Burns                   ---       120,909     120,909         ---        ---       0
Andrew Cambron                       ---        40,303      40,303         ---        ---       0
J.C. Carpenter                       ---        80,606      80,606         ---        ---       0
William J. Cleary                    ---        40,303      40,303         ---        ---       0
Denora Corp. A.E.C.                  ---       104,788     104,788         ---        ---       0
Ellen W. Epstein                     ---        40,303      40,303         ---        ---       0
Alma L. Fleutsch                     ---         3,259       3,259         ---        ---       0
The Global Funding Group, L.L.C.     ---       266,000     200,000         ---        ---       0
Global Funding Public
   Relations Services, Ltd.       66,000       200,000      66,000         ---        ---       0
Joanne R. Gregory                    ---        80,606      80,606         ---        ---       0
The Hamilton Fund, L.L.C.            ---     1,333,333   1,333,333         ---        ---       0
Hyett Capital Ltd.                   ---        25,000      25,000         ---        ---       0
G. Scott Howard                      ---       201,515     201,515         ---        ---       0
Kent T. Hultquist                 63,375       120,909     120,909      63,375        ---       *
Donald G. Hunter                 307,600       161,212     161,212     307,600        ---     1.0
ITN/ES LLC                     1,200,000           ---   1,200,000         ---        ---       0
Richard E. Jung                      ---        40,303      40,303         ---        ---       0
Lucas Liakos                         ---        80,606      80,606         ---        ---       0
B. Lombardi                          ---        40,303      40,303         ---        ---       0
Tara Grau Martin                     ---        80,606      80,606         ---        ---       0
Sharon Mencin and Douglas
  Tripple                            ---        80,606      80,606         ---        ---       0
George E. Miller and
  Karen E. Miller                    ---        60,454      60,454         ---        ---       0
J. Henry Morgan                      ---        20,000      20,000         ---        ---       0
Phillip S Mushlin                366,950       120,909     120,909     366,950        ---     1.2
Eugene L. Neidiger                   ---        42,000      42,000         ---        ---       0
Regina L. Neidiger                   ---         6,400       6,400         ---        ---       0
William Oyen and
  Carolyn S. Oyen,
  TTEE FBO Oyen Family
  Joint Trust                        ---       211,591     211,591         ---        ---       0
Robert L. Parrish                    ---        19,000      19,000         ---        ---       0
Anthony B. Petrelli                  ---        41,000      41,000         ---        ---       0
Thomas F. Pierson, P.C.              ---        40,303      40,303         ---        ---       0
Pro Future Special Equities
  Fund, L.P.                         ---     5,333,334   4,666,667         ---        ---       0
Stanley B. Ranch                     ---       120,909     120,909         ---        ---       0
Carolyn Mia Reed                     ---       175,000     175,000         ---        ---       0
Dr. Stuart Sklarek                   ---       161,212     161,212         ---        ---       0
Robert L. Surdam                  61,000        80,606      80,606      61,000        ---       0
Douglas W. Tripple                   ---        57,000      57,000         ---        ---       0
Gregory D. Tripple and
  Maria-Elena Sandoval-Duque         ---        68,515      68,515         ---        ---       0
Harvey D. Tripple and
  Beverly A. Tripple                 ---       201,515     201,515         ---        ---       0
John J. Turk, Jr.                    ---        44,603      44,603         ---        ---       0
Robert E. Warner and
  Patricia J. Warner                 ---        40,303      40,303         ---        ---       0
Howard, Weil, Labouisse,
  Friedrichs, Inc.               100,000           ---     100,000         ---        ---       0
                                                         ---------
      Total                                              17,834,094(1)

  ---------------
  [FN]
        *Less than 1%
  <F1>  Represents up to a maximum of 15,789,554 shares of Common Stock issuable upon conversion of the Convertible Notes, exercise of the Warrants, conversion of Series 1998-A Preferred Stock, exercise of of warrants to purchase Series 1998-B Preferred Stock, plus 2,044,550 Shares issued and outstanding. For purposes of determining the number of Shares to be offered by such Selling Shareholders, the number of Shares calculated to be issuable upon conversion of the preferred stock is based on a low conversion price. That conversion price, which is used merely for the purposes of setting forth a number for this Prospectus, is 75% of the average closing bid price for the Common Stock over the five consecutive trading days preceding the first sale of preferred stock on January 26, 1998. That average price was $1.00. The conversion price used for this Prospectus is therefore $.75. The number of Shares of Common Stock issuable upon conversion of the preferred stock is subject to adjustment depending on the market price on the date of conversion and could be materially less or more than the number estimated in this Prospectus. The exact number depends on future events that cannot be predicted by the Company. The unknown factors include the amount of the preferred stock that is converted, the future market price of the Common Stock, and whether dividends on the preferred stock are paid in Shares of Common Stock or cash.


          To the knowledge of the Company, none of the other Selling Shareholders nor any officers, directors or employees of a Selling Shareholder have held any office, position or other material relationship with the Company, its predecessors or affiliates during the past three years.

         Each Selling Shareholder has represented that he purchased the Common Stock for investment and with no present intention of distributing or reselling such Shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Form S-3 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement and to use its best efforts to obtain effectiveness of the Registration Statement and to keep the Registration Statement effective until all the Shares offered hereby have been sold pursuant thereto, until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders, or for a period of 24 months, whichever occurs first.

         Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, and/or perform services for the Company or its subsidiaries in the ordinary course of business.


                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by them deemed to be "underwriters" within the meaning of the Securities Act and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale, or at negotiated prices. The sale of the Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation services on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers of agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Selling Shareholders may also sell such shares pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

         To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. The foregoing may affect the marketability of the Shares.

         Pursuant to the Registration Rights Agreement, all expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses in compliance with state securities or "blue sky" laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of Common Stock, and once a quorum is established, action of a routine nature may properly be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares of Common Stock entitled to vote. The Company's board of directors is authorized to issue shares of Common Stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. Such rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise. The Company has issued 200,000 shares of Series 1998-A Preferred Stock, and may issue 800,000 shares of Series 1998-B Preferred Stock. See "SUMMARY-Recent Developments."

         The Shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the Common Stock will be distributed ratably among such shareholders in proportion to their stock holdings. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. While shares of the Series 1998-A and Series 1998-B Preferred Stock are outstanding, no dividends may be paid on the Common Stock unless dividends on the Preferred Stock have been paid, and no shares of Common Stock may be purchased or funds set aside for that purpose by the Company except in amounts of less than $100,000 per year.


                                  LEGAL OPINIONS

         Brega & Winters P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the Shares issued to the Selling Shareholders.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the twelve months ended September 30, 1997 and the nine-month period ended September 30, 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report (which contained an explanatory paragraph relative to the going concern uncertainty), which is incorporated herein, and has been so incorporated in reliance upon such report given upon the authority of the said firm as experts in accounting and auditing.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

         ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              TABLE OF CONTENTS

  Available Information                                        5

  Documents Incorporated by Reference                          5

  Summary                                                      6

  Risk Factors                                                 8

  Use of Proceeds                                              14

  Selling Shareholders                                         15

  Plan of Distribution                                         17

  Description of Common Stock and Preferred Stock              18

  Legal Opinions                                               19

  Experts                                                      19


                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fee - Securities and Exchange Commission            $  6,247.51
Legal Fees and Disbursements*                                      25,000.00
Accounting Fees and Disbursements*                                  5,000.00
Legal Fees and Expenses in Connection with Blue Sky Filings*        1,750.00
Miscellaneous*                                                        375.00
                                                                 -----------
     Total                                                       $ 38,372.51
                                                                 ===========
--------------------

* Estimated.

  Item 15.  Indemnification of Directors and Officers.

          The only charter provision, bylaw, contract, arrangement or statute under which any director, officer or controlling person of Registrant is insured and indemnified in any manner as such is as follows:

          (a) Registrant has the power under the Colorado Corporation Code to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Registrant but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the performance of his duty to Registrant unless and to the extent the court in which such action or suits was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

         (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.

         (c) Paragraph 3 of the Certificate of the Selling Shareholders, filed as Exhibit 1 to this Registration Statement, contains provisions by which Registrant and its controlling persons are indemnified against certain losses, claims, expenses and liabilities under the Securities Act of 1933, as amended.


    Item 16.  Exhibits.

    The following exhibits are filed as part of this Registration
    Statement:


Exhibit                                                                                    Sequential
Number         Document                                                                    Page Number
-------        --------                                                                    -----------

EX-1           Form of Certificate of Selling Shareholders (incorporated by reference from Registrant's Form S-3 Registration Statement No. 333-35571,
               Exhibit 1, filed with the Securities and Exchange Commission on
               September 12, 1997).

EX-3.(i).1     Restated and Amended Articles of Incorporation, dated January 4, 1991
               (incorporated herein by reference from the exhibits to Amendment
               No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
               filed with the Securities and Exchange Commission on January 18, 1991).



                                                                      PAGE 22

EX-3.(i).2     Articles of Amendment dated April 5, 1991 to the Restated and Amended
               Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10,
               1993 filed with the Securities and Exchange Commission).

EX-3.(i).3     Articles of Amendment to Articles of Incorporation - Preferences,
               Limitations and Relative Rights of Convertible Preferred Stock,
               Series 1998-A (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the Securities and Exchange
               Commission on March 2, 1998).

EX-3.(i).4     Articles of Amendment to Articles of Incorporation - Preferences, Limitations
               and Relative Rights of Convertible Preferred Stock, Series 1998-B
               (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the Securities and Exchange Commission on March 2, 1998).

EX-3.3         Bylaws as amended, (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on January 18, 1991).

EX-4           Form of Placement Agent Warrant for the purchase of 58,300 shares of Common
               Stock (incorporated herein from Registrant's Form 10-KSB dated December 29,
               1997, as Exhibit 4.1, filed with the Securities and Exchange Commission on
               December 29, 1997).

EX-4.1         Form of Convertible Promissory Notes (incorporated herein from Registrant's
               Form 10-KSB dated December 29, 1997, as Exhibit 4.2, filed with the
               Securities and Exchange Commission on December 29, 1997).

EX-4.2         Form of Warrant to Purchase 200,000 Shares of Common Stock (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the
               Securities and Exchange Commission on March 2, 1998).

EX-4.3         Form of Registration Rights Agreement dated October 1997 (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the Securities and Exchange Commission on March 2, 1998).

EX-4.4         Form of Registration Rights Agreement dated February 1998 (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the Securities and Exchange Commission on March 2, 1998).

EX-4.5         Form of Warrant to Purchase Series 1998-B Preferred Shares dated February 9,
               1998 for purchase of 800,000 Shares of Series 1998-B Preferred Stock
               (incorporated herein from Registrant's Form 8-K dated March 2, 1998, filed with the Securities and Exchange Commission on March 2, 1998).

EX-5           Opinion of Brega & Winters, P.C.

EX-10.1        Profit Sharing Plan (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on or about October 30, 1990).

EX-10.2        1990 Stock Option Plan (incorporated herein by reference from the exhibits to the Company's Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on Form S-18 dated
               April 12, 1992).

EX-10.3        1994 Stock Option Plan (incorporated herein by reference from the exhibits to Post-Effective Amendment No. 5 to Registrant's Form S-18
               on Form SB-2 Registration Statement No. 33-37150-D filed with the
               Securities and Exchange Commission on or about September 19, 1994).

EX-10.4        1996 Stock Option Plan (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated December 18,
               1996 filed with the Securities and Exchange Commission).



                                                      PAGE 23

EX-10.5        Employment Contracts with Charles B. Benham, Dennis L. Yakobson and
               Ronald C. Butz dated November 14, 1994 (incorporated herein by refer-
               ence from the exhibits to Registrant's Current Report on Form 8-K dated
               November 14, 1994 filed with the Securities and Exchange Commission).

EX-10.6        Articles of Organization of ITN Electronic Substrates LLC dated August 4,
               1997 (incorporated herein by reference from the exhibits to Registrant's
               Amendment No. One on Form 10-KSB/A dated October 31, 1997 to Form 10-KSB for the Transition Period ended September 30, 1996).

EX-10.7        License to Donyi Polo Petrochemicals Pty dated June 25, 1994
               (incorporated herein by reference from the exhibits to Registrant's
               Amendment No. One on Form 10-KSB/A dated October 31, 1997 to Form 10-KSB for the Transition Period ended September 30, 1996).

EX-23.1        Consent of Independent Certified Public Accountants.

EX-23.2        Consent of Brega & Winters P.C. (included in Exhibit 5).

EX-99.1        Letter of Intent between Rentech, Inc. and ITN Energy Systems, Inc. dated
               October 17, 1996 (incorporated herein by reference from the exhibits to
               Registrant's Current Report on Form 8-K/A dated November 7, 1996 filed with the Securities and Exchange Commission).

EX-99.2        Report of Independent Certified Public Accountants (incorporated herein by reference from the exhibits to Registrant's Annual Report on Form
               10-KSB for the fiscal year ended September 30, 1997 and for the nine months ended September 30, 1996, filed with the Securities and Exchange
               Commission on December 29, 1997).

    Item 17.  Undertakings.

    I.     (a)  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.


                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 24th day of February, 1998.

                                RENTECH, INC.

                                 (signature)
                           By:  ---------------------------------
                                Dennis L. Yakobson, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                          GENERAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below, hereby authorizes, constitutes and appoints Dennis L. Yakobson and Ronald C. Butz and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement for the registration under the Securities Act of 1933, as amended, of securities of Rentech, Inc. and any and all pre-effective and post-effective amendments to this Registration Statement, together with any and all exhibits thereto and other documents required to be filed with respect hereto and thereto and to file the same with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and each of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.


Signature                   Title                         Date
---------                   -----                         ----


(signature)
-------------------------   President, Chief Executive    February 24, 1998
Dennis L. Yakobson          Officer and Director



(signature)
-------------------------   Director                      February 24, 1998
Mark S. Bohn
by Dennis L. Yakobson,
attorney in fact



(signature)
-------------------------   Vice President, Chief         February 24, 1998
Ronald C. Butz              Operating Officer,
By Dennis L. Yakobson,      Secretary and Director
attorney in fact



(signature)
-------------------------   Director                      February 24, 1998
Erich W. Tiepel
by Dennis L. Yakobson
attorney in fact



(signature)
-------------------------   Vice President-Finance, and   February 24, 1998
James P. Samuels            Chief Financial Officer

                                                                  PAGE 26
                                           EXHIBIT INDEX
Exhibit                                                                                   Sequential
Number         Document                                                                   Page Number
EX-1           Form of Certificate of Selling Shareholders (incorporated by reference from Registrant's Form S-3 Registration Statement No. 333-35571,
               Exhibit 1, filed with the Securities and Exchange Commission on
               September 12, 1997).

EX-3.(i).1     Restated and Amended Articles of Incorporation, dated January 4, 1991
               (incorporated herein by reference from the exhibits to Amendment
               No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
               filed with the Securities and Exchange Commission on January 18, 1991).

EX-3.(i).2     Articles of Amendment dated April 5, 1991 to the Restated and Amended
               Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10,
               1993 filed with the Securities and Exchange Commission).

EX-3.(i).3     Articles of Amendment to Articles of Incorporation - Preferences,
               Limitations and Relative Rights of Convertible Preferred Stock,
               Series 1998-A (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the Securities and Exchange
               Commission on March 2, 1998).

EX-3.(i).4     Articles of Amendment to Articles of Incorporation - Preferences,
               Limitations and Relative Rights of Convertible Preferred Stock, Series
               1998-B (incorporated herein from Registrant's Form 8-K dated March 2,
               1998 filed with the Securities and Exchange Commission on March 2, 1998).

EX-3.3         Bylaws as amended, (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on January 18, 1991).

EX-4           Form of Placement Agent Warrant for the purchase of 58,300 shares of
               Common Stock (incorporated herein from Registrant's Form 10-KSB dated
               December 29, 1997, as Exhibit 4.1, filed with the Securities and Exchange
               Commission on December 29, 1997).

EX-4.1         Form of Convertible Promissory Notes (incorporated herein from
               Registrant's Form 10-KSB dated December 29, 1997, as Exhibit 4.2, filed with the Securities and Exchange Commission on December 29, 1997).

EX-4.2         Form of Warrant to Purchase 200,000 Shares of Common Stock (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the
               Securities and Exchange Commission on March 2, 1998).

EX-4.3         Form of Registration Rights Agreement dated October 1997 (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the
               Securities and Exchange Commission on March 2, 1998).

EX-4.4         Form of Registration Rights Agreement dated February 1998 (incorporated herein from Registrant's Form 8-K dated March 2, 1998 filed with the
               Securities and Exchange Commission on March 2, 1998).

EX-4.5         Form of Warrant to Purchase Series 1998-B Preferred Shares dated February
               9, 1998 for purchase of 800,000 Shares of Series 1998-B Preferred Stock
               (incorporated herein from Registrant's Form 8-K dated March 2, 1998, filed with the Securities and Exchange Commission on March 2, 1998).

EX-5           Opinion of Brega & Winters, P.C.

EX-10.1        Profit Sharing Plan (incorporated herein by reference from the exhibits to Registrant's Form S-18 Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on or about October 30,
               1990).



                                                      PAGE 27

EX-10.2        1990 Stock Option Plan (incorporated herein by reference from the exhibits to the Company's Registration Statement No. 33-37150-D filed with the Securities and Exchange Commission on Form S-18 dated
               April 12, 1992).

EX-10.3        1994 Stock Option Plan (incorporated herein by reference from the exhibits to Post-Effective Amendment No. 5 to Registrant's Form S-18
               on Form SB-2 Registration Statement No. 33-37150-D filed with the
               Securities and Exchange Commission on or about September 19, 1994).

EX-10.4 1996 Stock Option Plan (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated December
               18, 1996 filed with the Securities and Exchange Commission).

EX-10.5        Employment Contracts with Charles B. Benham, Dennis L. Yakobson and
               Ronald C. Butz dated November 14, 1994 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated November 14, 1994 filed with the Securities and Exchange
               Commission).

EX-10.6        Articles of Organization of ITN Electronic Substrates LLC dated August
               4, 1997 (incorporated herein by reference from the exhibits to
               Registrant's Amendment No. One on Form 10-KSB/A dated October 31, 1997 to Form 10-KSB for the Transition Period ended September 30, 1996).

EX-10.7        License to Donyi Polo Petrochemicals Pty dated June 25, 1994
               (incorporated herein by reference from the exhibits to Registrant's
               Amendment No. One on Form 10-KSB/A dated October 31, 1997 to Form
               10-KSB for the Transition Period ended September 30, 1996).

EX-23.1        Consent of Independent Certified Public Accountants.

EX-23.2        Consent of Brega & Winters P.C. (included in Exhibit 5).

EX-99.1        Letter of Intent between Rentech, Inc. and ITN Energy Systems, Inc.
               dated October 17, 1996 (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K/A dated
               November 7, 1996 filed with the Securities and Exchange Commission).

EX-99.2        Report of Independent Certified Public Accountants (incorporated herein by reference from the exhibits to Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, and for the nine months ended September 30, 1996, filed with the Securities and Exchange Commission on December 29, 1997).

                             APPENDIX

    On the Prospectus cover there is a red herring running vertically on the left-hand side of the page. It reads as follows:

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.